Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into and is effective as of March 2, 2011, by and between Gulf Resources, Inc, a Delaware corporation (“GUFR”) and Mr. Yang Zou, an individual resident in Beiejing, P.R. China. (“Mr. Zou”).

Preliminary Statement

GUFR desires to retain Mr. Zou, and Mr. Zou is willing to serve, as a member of the Board of Directors of GUFR on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, GUFR and Mr. Zou hereby agree as follows:

1.      Appointment.  The Board of Directors of GUFR has elected Mr. Zou, and Mr. Zou has agreed to serve, as a member of the Board of Directors of GUFR, effective as of the date of this Agreement.

2.      Compensation.  For the duties and services to be performed by him under this Agreement, GUFR will pay to Mr. Zou, and Mr. Zou agrees to accept, the compensation described below in this Section 2.

a.      Equity Component.  On the date of this Agreement, GUFR will grant Mr. Zou options to purchase 12,500 shares of GUFR common stock, which may be exercised immediately. The exercise price of these options will be the closing sale price of GUFR common stock on the Nasdaq stock exchange on the date of this Agreement. On March 2, 2012, GUFR will grant Mr. Zou options to purchase 12,500 shares, which may be exercised immediately thereafter, with an exercise price of the closing sale price of GUFR common stock on the Nasdaq stock market on such date of grant, provided Mr. Zou is still a director of or otherwise engaged by GUFR.  On March 2, 2013, GUFR will grant options to purchase 12,500 shares, which may be exercised immediately thereafter, with an exercise price of the closing sale price of GUFR common stock on the Nasdaq stock market on the date if such grant, provided Mr. Zou is still a director of or otherwise engaged by GUFR. The options will be granted under GUFR’s stock option plan, and will be subject to the terms and conditions of that plan. Subject to the foregoing provisions and the terms and conditions set forth in the plan, the options may be exercised until three years from the date of the grant of such options, except as otherwise provided in the plan.

b.      Committees.  The Board of Directors has appointed Mr. Zou, and Mr. Zou has agreed to serve as, a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

3.      Expenses.  GUFR will reimburse Mr. Zou for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with GUFR policies applicable to members of its Board of Directors.

4.      Term and Termination.

a.      General. The term of this Agreement will commence as of the date the Board of Directors appoints Mr. Zou a director of GUFR and will remain in effect as long as Mr. Zou continues to serve as a non-employee director of GUFR. GUFR has no obligation to cause the nomination or recommend the election of Mr. Zou to the Board for any period of time in the future. Upon the termination of Mr. Zou’s tenure as a member of the Board, GUFR will promptly pay to Mr. Zou, or to his estate if his service is terminated upon his death, all fees accrued for services rendered as a member of the Board and committees thereof and expense reimbursements due as of the date of termination.

5.      Indemnification. GUFR Shall indemnify Mr. Zou, as a director of GUFR, to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Mr. Zou in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of GUFR. Expenses (including attorney’s fees) incurred by Mr. Zou in defending any such action, suit or other proceeding shall be paid by GUFR in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of him to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by GUFR. The right of indemnification provided herein shall not be exclusive of or affect any other rights to which Mr. Zou may be entitled. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever. In the event of any conflict between the provisions hereof and the indemnification provisions contained in GUFR’s articles of incorporation or bylaws, or in any agreement between GUFR and Mr. Zou, the terms of such articles, bylaws or agreement shall govern.

6.      Liability Insurance. In furtherance of its agreement to indemnify Mr. Zou as provided in section 5 hereof, GUFR will maintain in effect at all times while Mr. Zou continues to serve as a member of the Board liability insurance provided by a recognized carrier covering members of its Board.

7.      Non-Exclusive. Nothing in this Agreement will prevent Mr. Zou (1) from serving as an employee, officer or director of any other company, provided that such performance is consistent with Mr. Zou’s duty of loyalty to GUFR, (2) from serving on voluntary, community service committees and boards, and (3) from owning shares representing less than 5% of the outstanding equity securities of a company that is a competitor of GUFR. Mr. Zou will comply with and be bound by GUFR’s policies, procedures and practices applicable to members of its Board of Directors from time to time in effect during the term of this Agreement.

8.      Conflicts. Mr. Zou represents that his performance of this Agreement will not conflict with or breach any other agreement to which he is a party or may be bound. Mr. Zou has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Mr. Zou represents and warrants that he is not bound by any agreements which prohibit or restrict him from: (a) competing with, or in any way participating in a business that competes with, any former employer or business of any former employer to the extent that Mr. Zou’s performance of his duties under this Agreement would be deemed to constitute such competition; (b) soliciting personnel of a former employer or business to leave such former employer’s employment or to leave such business; or (c) soliciting customers, suppliers, financing sources or other entities having a substantial relationship with a former employer or business.

9.      Representations and Warranties of GUFR. GUFR has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2010 (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of GUFR included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of GUFR and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

There is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending or threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have an adverse effect on the business of GUFR; nor are there any facts known to GUFR which could reasonably be expected to give rise to a claim, action, suit, proceeding, arbitration, investigation or hearing, which could have an adverse effect upon the business of GUFR.

10.      Governing Law; Mediation & Arbitration. This Agreement will be governed by, and construed in accordance with the laws of the State of New York, without regard to choice-of-law principles, as if made and to be performed solely in New York.

11.      Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by air courier of first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to Mr. Zou, to:	Building No. 20, West Area, Courtyard 8, Yiguangsi, Haidian District, Beijing 100084 People’s Republic of China

If to GUFR, to:	Xiaobin Liu 99 Wenchang Road, Chenming Industrial Park, Shouguang City, Shandong, People’s Republic of China 262714

with a copy to:	Mitch Nussbaum 345 Park Avenue New York, New York 10154 USA

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.

12.      Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings.

13.      Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

14.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.      Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

16.      Severability. If any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

[signature page appears on the following page]

[signature page to Agreement of March 2, 2011 by and between Gulf Resources, Inc. and Yang Zou]

The parties, by signing below, agree to the terms and conditions set forth in this Agreement.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name: Xiaobin Liu
Title: Chief Executive Officer

/s/ Yang Zou
Yang Zou